Exhibit 10.1

Promissory Note

$25,000	Date: August 19, 2008

FOR VALUE RECEIVED, the undersigned hereinafter referred to as the “Maker”, promises to pay to the order of

Brainard Management Associates Inc.

Hereinafter referred to as “Payee”, at its office located at 1300 Diamond Springs Road, Suite 600, Virginia Beach, VA 23455 the principal sum of TWENTY FIVE THOUSAND (25,000.00) DOLLARS, on or before AUGUST 19, 2009 together with interest thereon on the outstanding principal balance, at the rate both before and after maturity, whether by acceleration or otherwise or default as follows:

From closing until maturity at the rate of 12% per annum,

All payments of principal and interest from time to time being payable in lawful money of the United States.

Provided that the Maker is not in default of any of the provisions hereof, this Note shall be open for payment in whole or in part at any time or times without notice or bonus.

This Note is secured by a first lien against all the assets of the Maker, except where already secured.

This Note shall be governed by the laws of the State of Virginia if: (i) the rate of interest to be charged hereon exceeds the maximum permitted to be charged by the law of the State, and (ii) it is judicially determined that the law of the State applies to this transaction, and (iii) the stated interest to be charged under this Note does exceed that maximum, the amount of such overcharge(s) shall be refunded (or credited toward principal repayment) without otherwise affecting the validity and enforceability of this Note.

The Maker agrees to pay the Payee as son as incurred, all costs and expenses, including legal counsel’s fees, incidental to the collection of this Note and the Obligations or in any way relating to the rights of Payee hereunder. Such costs, expenses and legal counsel’s fees shall include all items incurred for pre-trial consultation and collection efforts and for any judicial or arbitration proceedings, including all appeals.

Payee may release, renew or extend any of the liabilities of any of the Makers, endorsers, or guarantors hereof and may make additional advances or extensions or credit to any of them, or grant other indulgences to any of them, or extend the time for payment, all from time to time, before or after maturity hereof, with or without further notice to or assent from any of the other parties hereto and without discharging any other party hereto or any endorser or guarantor hereof. No, waiver by Payee of any of its rights or remedies or of any default shall operate as a waiver of any other right, remedy or default or of the same right, remedy or default on a future occasion.

All parties liable for payment hereof waive presentment for payment, demand, notice of maturity or nonpayment, notice of protest and protest of the Note.

If this Note is signed by more than one party, the term “Maker” as used herein shall mean the undersigned, including endorsers and each of them, and each undertaking herein contained shall be their joint and several undertaking.

Dated	August 21, 2008

By:	/s/ Scott Goodman, CEO

Print Name:	Scott Goodman, Chief Executive Officer

Cargo Connection Logistics Holding, Inc.